NowAuto Group has been forced to change auditors twice in the past 60 days and then required to re-audited the year ending June 30, 2008. This has placed a significant strain on us to complete this task and file the results for fiscal year ending June 30, 2009 by the deadline. That deadline is October 13th. Every possible resource is being utilized to complete the report as quickly as possible. At this time, we project that the report will be filed by the end of the week.